Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

SECOND QUARTER 2021 FINANCIAL RESULTS

Englewood, Colorado, August 6, 2021- Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported second quarter 2021 results. Headlines include(1):

●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong second quarter 2021 financial results
◾	Second quarter revenue of $2.16 billion; an increase of 15% from prior year period
◾	Second quarter net income of $433 million; diluted EPS of $0.10
◾	Record quarterly adjusted EBITDA(2) of $700 million, up 14% from prior year period
◾	SiriusXM self-pay net subscriber additions of 355,000, an increase of 34% year-over-year
◾	SiriusXM increased 2021 subscriber and financial guidance on July 27th
o	Liberty Media’s ownership of SiriusXM stood at 78.1% as of July 23rd
o	From May 1st through July 31st, Liberty repurchased 3.2 million LSXMA/K shares at an average price per share of $44.27 for total cash consideration of $141 million
●	Attributed to Formula One Group
o	Announced Crypto.com as Global Partner and inaugural partner of the F1 Sprint series and expanded BWT partnership to become Official Water Technology Partner
o	Secured 3-year broadcast agreement in Netherlands with NENT Group beginning 2022
o	Successfully hosted inaugural F1 Sprint ahead of Silverstone Grand Prix
o	Repurchased $176 million principal amount of 2.25% AT&T exchangeable debentures in individually negotiated private purchases ahead of October 2021 put / call date funded primarily with sale of 5.3 million AT&T shares
●	Attributed to Braves Group

o	Braves lead MLB in total attendance and average attendance per game

“SiriusXM executed well, produced outstanding results and recently increased their 2021 guidance.  They continue to repurchase stock and Liberty’s ownership is now over 78%,” said Greg Maffei, Liberty Media President and CEO.  “Formula 1 is delivering across the board – on the track, for our fans, teams, partners and investors, and has done an impressive job steering through the 2021 calendar.  The Braves are competitive on the field and lead MLB in total attendance, with over 1.5 million fans returning to Truist Park so far this season.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2021 to the same period in 2020.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the second quarter of 2021. In the second quarter, approximately $6 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	2Q20	2Q21	% Change

	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,874	$2,159	15%
Total Liberty SiriusXM Group	$1,874	$2,159	15%
Operating Income (Loss)
SiriusXM	398	640	61%
Corporate and other	(15)	(6)	60%
Total Liberty SiriusXM Group	$383	$634	66%
Adjusted OIBDA
SiriusXM	615	699	14%
Corporate and other	(12)	(2)	83%
Total Liberty SiriusXM Group	$603	$697	16%

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission. SiriusXM reported its stand-alone second quarter results on July 27, 2021.  For additional detail on SiriusXM’s financial results for the second quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and Live Nation.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the second quarter of 2021. In the second quarter, the Formula One Group incurred approximately $4 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“Formula 1 is having an incredible season and the drama on the track is resonating with fans worldwide. The battle for the Championship is intense and very close, evoking memories of some of the sport’s greatest rivalries of the past,” said Stefano Domenicali, Formula 1 President and CEO. “We are seeing increasing numbers of fans tune in at home, and it is great to see the fans retuning to the races, with a sellout crowd at Silverstone of 356,000 across the weekend marking one of the largest fan events in the world since COVID. We were very pleased with the first Sprint event and look forward to the next one in Monza, and we continue to prove, despite the challenges presented by the pandemic, that we can adapt and find solutions for the remainder of the season.”

	2Q20	2Q21

	amounts in millions
Formula One Group
Revenue
Formula 1	$24	$501
Total Formula One Group	$24	$501
Operating Loss
Formula 1	$(122)	$(36)
Corporate and other	(14)	(7)
Total Formula One Group	$(136)	$(43)
Adjusted OIBDA
Formula 1	$(16)	$66
Corporate and other	(10)	(3)
Total Formula One Group	$(26)	$63

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	2Q20	2Q21	% Change

	amounts in millions
Primary Formula 1 revenue	$15	$464	2,993%
Other Formula 1 revenue	9	37	311%
Total Formula 1 revenue	$24	$501	1,988%
Operating expenses (excluding stock-based compensation included below):
Team payments	—	(308)	NM
Other cost of Formula 1 revenue	(16)	(90)	(463)%
Cost of Formula 1 revenue	$(16)	$(398)	(2,388)%
Selling, general and administrative expenses	(24)	(37)	(54)%
Adjusted OIBDA (loss)	$(16)	$66	NM
Stock-based compensation	(4)	(5)	(25)%
Depreciation and Amortization	(102)	(97)	5%
Operating loss	$(122)	$(36)	70%

Number of races in period	—	7

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees (formerly referred to as broadcasting fees) and (iii) sponsorship fees.

Beginning January 1, 2021, F1 began reclassifying certain components previously reported in Other F1 revenue into Primary F1 revenue to better align with the way it currently evaluates the business. In addition, broadcasting revenue was renamed media rights revenue. The more significant components that were reclassified into Primary F1 revenue include fees for F1 TV subscriptions, fees for licensing commercial rights for Formula 2 and Formula 3 races, fees for the origination and support of program footage, fees for broadcast rights for Formula 2 and Formula 3 races and fees for advertising rights on Formula 1’s digital platforms. Following the reclassification, Other F1 revenue is primarily comprised of freight and hospitality revenue. $3 million of Other F1 revenue was reclassified as Primary F1 revenue for the three months ended June 30, 2020 to conform to the current period presentation. The impact of the revenue reclassification for the years ended December 31, 2019 and 2020 can be found in Schedule 3 of this press release.

There were seven races held in the second quarter of 2021, compared to no races held in the second quarter of 2020 due to the COVID-19 pandemic. Fan attendance continues to be assessed by relevant government authorities on a race-by-race basis. A very limited number of fans were in attendance and there was no Paddock Club hospitality at races in the second quarter. While final decisions are pending for most upcoming events, fan capacity increased beginning in the third quarter and the Paddock Club hospitality resumed operations beginning with the Austrian Grand Prix on July 4th.

Primary F1 revenue increased in the second quarter with growth in race promotion, media rights and sponsorship fees. This was due to the recognition of race specific and season-based income with seven races held in the second quarter of 2021 compared to no races in the prior year period. Media rights fees also benefited from growth in F1 TV subscription revenue.

Other F1 revenue increased in the second quarter due to certain event-related activities associated with the seven races held in the current period compared to no races held in the prior year period, including higher freight, media and technical services, travel and Formula 2 and Formula 3 income. Licensing revenue also increased due to new contracts.

Operating loss decreased and adjusted OIBDA(2) increased in the second quarter. Cost of F1 revenue increased primarily due to the recognition of team payments in the second quarter, as such payments are recognized pro rata with the race calendar and no races were held in the prior year period.  Other cost of F1 revenue is largely variable in nature and mostly relates to revenue opportunities. These costs increased in the second quarter due to seven races taking place, which drove higher technical, travel, freight and logistics, Formula 2 and Formula 3 and other related costs. The proportionate recognition of a full year of FIA fees also contributed to the increase in other cost of Formula 1 revenue during the second quarter. Selling, general and administrative expense increased due to higher personnel cost as no bonus was accrued in the prior year period, as well as increased marketing expense.

The Liberty SiriusXM Group holds an approximate 2.2% intergroup interest (5.3 million notional shares) in the Formula One Group as of July 31, 2021. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of July 31, 2021 would have been 237 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1, its interest in Liberty Media Acquisition Corporation, other minority investments and an inter-group interest in the Braves Group.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the second quarter of 2021. In the second quarter, approximately $1 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	2Q20	2Q21

	amounts in millions
Braves Group
Revenue
Corporate and other	$11	$216
Operating Income (Loss)
Corporate and other	$(33)	$31
Adjusted OIBDA
Corporate and other	$(28)	$53

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

	2Q20		2Q21	% Change

	amounts in millions
Baseball revenue		$5	$204	3,980%
Development revenue		6	12	100%
Total revenue		11	216	1,864%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses		(24)	(142)	(492)%
Selling, general and administrative expenses		(13)	(20)	(54)%
Adjusted OIBDA (loss)		$(26)	$54	NM
Stock-based compensation		16	(2)	NM
Depreciation and Amortization		(20)	(20)	—%
Operating income (loss)		$(30)	$32	NM

Number of home games in period		—	42
Baseball revenue per home game	$	N/A	$4.9

There were 42 home games played in the second quarter of 2021 compared to no home games played in the comparable prior year period as the 2020 regular season was delayed until July of that year. The 2021 regular season began with fans in attendance at 33% capacity for the first home game beginning April 9th, which increased to 50% capacity beginning April 23rd and further expanded to 100% capacity beginning May 7th.

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) national broadcast rights, licensing and other shared MLB revenue streams. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

Baseball revenue increased in the second quarter driven by the home games played in the current year and the recognition of revenue related to all primary sources of revenue, compared to no home games played in the comparable prior year period. Development revenue increased during the second quarter due to a reduction in deferred payment arrangements as well as increases in rental income from various new lease commencements.

Operating income and adjusted OIBDA increased in the second quarter. Revenue growth more than offset increased operating costs as player salaries and facility and game day expenses returned to more normalized levels in the current year. Selling, general and administrative expense increased primarily due to higher marketing expense.

The Formula One Group holds an approximate 11.1% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group holds an approximate 3.7% intergroup interest (2.3 million notional shares) in the Braves Group as of July 31, 2021. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of July 31, 2021 would have been 61 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, three Professional Development League clubs, FCL Braves and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From May 1, 2021 through July 31, 2021, Liberty SiriusXM Group repurchased approximately 2.3 million Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $44.98 for total cash consideration of $103 million and repurchased approximately 887 thousand Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $42.45 for total cash consideration of $38 million.

The total remaining repurchase authorization for Liberty Media as of August 1, 2021 is $766 million and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media's President and CEO, Greg Maffei, will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.D.T.) on August 6, 2021. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended June 30, 2021.

Fair Value of Corporate Public Holdings

(amounts in millions)	3/31/2021	6/30/2021
Liberty SiriusXM Group
Live Nation Investment(a)	$5,895	$6,100
iHeart(b)	127	188
Public Holdings(d)	—	50
Total Liberty SiriusXM Group(c)	$6,022	$6,338
Formula One Group
Public Holdings(d)	239	175
Total Formula One Group	$239	$175
Braves Group	NA	NA
Total Liberty Media	$6,261	$6,513

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $60 million and $0 as of March 31, 2021 and June 30, 2021, respectively. Fair value as of March 31, 2021 includes all shares of Live Nation owned with no adjustment to fair value for the 34.8 million notional shares underlying a call spread held at the Formula One Group, which was valued at approximately $384 million as of March 31, 2021 and was settled in April 2021.
b)	Includes fair value of iHeart shares, which are included in other long-term assets.
c)	Excludes Braves Group and Formula One Group intergroup interests.
d)	Represents the carrying value of other public holdings that are accounted for at fair value. Excludes Braves Group intergroup interest.

Fair Value of Intergroup Assets and Liabilities

The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the unrealized gain (loss) on the intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of Liberty Media’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

	Attributed
	as of June 30, 2021
	Liberty				Formula
	SiriusXM		Braves		One
	Group		Group		Group

(amounts in millions)	Notional Shares	Value	Notional Shares	Value	Notional Shares	Value
Braves Group intergroup interests	2.3	$64	(9.1)	$(253)	6.8	$189
Formula One Group intergroup interest	5.3	$225			(5.3)	$(225)

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2021	6/30/2021
Cash, Cash Equivalents and Restricted Cash Attributable to:
Liberty SiriusXM Group(a)(b)	$1,038	$1,550
Formula One Group(c)	1,783	2,225
Braves Group(b)	218	231
Total Consolidated Cash, Cash Equivalents and Restricted Cash (GAAP)	$3,039	$4,006

Debt:
SiriusXM senior notes(d)	$7,750	$9,750
Pandora convertible senior notes	193	193
1.375% cash convertible notes due 2023(e)	1,000	1,000
2.125% SiriusXM exchangeable senior debentures due 2048(e)	400	400
2.25% Live Nation exchangeable senior debentures due 2048(e)	385	385
2.75% SiriusXM exchangeable senior debentures due 2049(e)	604	604
0.5% Live Nation exchangeable senior debentures due 2050(e)	920	920
SiriusXM margin loan	875	875
Live Nation margin loan	—	—
Other subsidiary debt(f)	1,023	—
Total Attributed Liberty SiriusXM Group Debt	$13,150	$14,127
Unamortized discount, fair market value adjustment and deferred loan costs	533	543
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$13,683	$14,670

1% cash convertible notes due 2023(e)	450	450
2.25% AT&T exchangeable senior debentures due 2046(e)	201	25
Formula 1 term loan and revolving credit facility	2,902	2,902
Other corporate level debt	73	71
Total Attributed Formula One Group Debt	$3,626	$3,448
Fair market value adjustment and deferred loan costs	127	164
Total Attributed Formula One Group Debt (GAAP)	$3,753	$3,612

Atlanta Braves debt	676	694
Total Attributed Braves Group Debt	$676	$694
Deferred loan costs	(4)	(3)
Total Attributed Braves Group Debt (GAAP)	$672	$691

Total Liberty Media Corporation Debt (GAAP)	$18,108	$18,973

a)	Includes $67 million and $1.1 billion of cash, liquid investments and restricted cash held at SiriusXM as of March 31, 2021 and June 30, 2021, respectively.
b)	Includes restricted cash held in reserves pursuant to the terms of various financial obligations.
c)	Includes $429 million and $537 million of cash and liquid investments held at Formula 1 as of March 31, 2021 and June 30, 2021, respectively.
d)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
e)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
f)	Includes SiriusXM revolving credit facility.

Liberty Media, SiriusXM, Formula 1 and Braves Holdings are in compliance with their debt covenants as of June 30, 2021.

Total cash, liquid investments and restricted cash attributed to Liberty SiriusXM Group increased $512 million in the second quarter. Cash from operations at SiriusXM and net borrowings more than offset capital expenditures, return of capital at both SiriusXM and Liberty SiriusXM and approximately $384 million paid to the Formula One Group to settle the Live Nation call spread issued in connection with the reattribution between Liberty SiriusXM Group and Formula One Group in April 2021.

Included in the cash, liquid investments and restricted cash balance attributed to Liberty SiriusXM Group at June 30, 2021 is $1.1 billion held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have unfettered access to SiriusXM’s cash balances.  Liberty SiriusXM Group received $46 million of dividends from SiriusXM during the quarter.

Total debt attributed to Liberty SiriusXM Group increased $977 million during the quarter driven by net borrowings at SiriusXM. In June 2021, SiriusXM issued $2.0 billion principal amount of 4.0% senior notes due 2028. A portion of the net proceeds were used to repay borrowings outstanding under its credit facility, and SiriusXM used the remaining proceeds to fund the redemption of its 3.875% senior notes due 2022 after quarter-end. On August 2, 2021, SiriusXM priced an offering of $1.0 billion aggregate principal amount of 3.125% senior notes due 2026 and $1.5 billion aggregate principal amount of 3.875% senior notes due 2031. SiriusXM intends to use the net proceeds, together with cash on hand and borrowings under its credit facility, to redeem all of its 5.375% senior notes due 2026 and all of its 4.625% senior notes due 2024.

Total cash and liquid investments attributed to the Formula One Group increased $442 million during the quarter primarily due to proceeds received in the settlement of the Live Nation call spread and cash from operations at F1. Total debt at

Formula One Group decreased $178 million in the quarter due to private repurchases of certain of Liberty Media’s 2.25% AT&T exchangeable senior debentures (the “AT&T exchangeable debentures”). The AT&T exchangeable debentures are subject to an optional put / call date on October 5, 2021. In a series of individually negotiated private purchases in April and May 2021, Liberty Media repurchased $176 million principal amount of the AT&T exchangeable debentures funded primarily with the sale of 5.3 million shares of AT&T as well as cash on hand. As of June 30, 2021, there is approximately $25 million principal amount of AT&T exchangeable debentures outstanding and Liberty Media owns approximately 800 thousand shares of AT&T.

Total cash, liquid investments and restricted cash attributed to the Braves Group increased $13 million during the quarter driven by cash from operations and additional borrowing, partially offset by capital expenditures related to the mixed-use development. Total debt attributed to the Braves Group increased $18 million in the quarter driven by increased borrowing to fund the mixed-use development and drawdowns on the team revolver. During the second quarter, the Braves refinanced their ballpark term loan with a $46 million revolving credit facility. The credit facility is fully funded as of June 30, 2021. The second phase of the Battery Atlanta mixed-use development is currently on-time and on-budget. It is expected to cost approximately $200 million, of which the Braves and affiliated entities have already funded approximately $55 million in equity and $103 million in debt, with approximately $42 million incremental debt funding remaining.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.D.T.) on August 6, 2021.  The call can be accessed by dialing (800) 289-0571 or (720) 543-0206, passcode 8082847 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, the impact of COVID-19, plans regarding stock repurchases, future financial performance (including results stemming from current and future performance stemming from COVID-19 impacts), the Battery Atlanta mixed-use development and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, continued access to capital on terms acceptable to Liberty Media, and changes in law, including consumer protection laws, and their enforcement, and the impact of COVID-19, including on general market conditions and the ability of Formula 1, the Braves and Live Nation to hold live events and fan attendance at such events.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

June 30, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,542	168	2,225	—	3,935
Trade and other receivables, net	655	55	113	—	823
Other current assets	350	64	189	—	603
Total current assets	2,547	287	2,527	—	5,361
Intergroup interests	289	—	189	(478)	—
Investments in affiliates, accounted for using the equity method	746	102	33	—	881

Property and equipment, at cost	2,699	997	203	—	3,899
Accumulated depreciation	(1,617)	(206)	(83)	—	(1,906)
	1,082	791	120	—	1,993

Intangible assets not subject to amortization
Goodwill	15,110	180	3,957	—	19,247
FCC licenses	8,600	—	—	—	8,600
Other	1,242	143	—	—	1,385
	24,952	323	3,957	—	29,232
Intangible assets subject to amortization, net	1,368	21	3,696	—	5,085
Other assets	1,556	81	1,507	(42)	3,102
Total assets	$32,540	1,605	12,029	(520)	45,654

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(22)	(33)	55	—	—
Accounts payable and accrued liabilities	1,294	65	208	—	1,567
Current portion of debt	1,515	12	26	—	1,553
Deferred revenue	1,583	103	525	—	2,211
Other current liabilities	68	6	35	—	109
Total current liabilities	4,438	153	849	—	5,440
Long-term debt	13,155	679	3,586	—	17,420
Deferred income tax liabilities	2,150	48	—	(42)	2,156
Redeemable intergroup interests	—	253	225	(478)	—
Other liabilities	638	211	206	—	1,055
Total liabilities	20,381	1,344	4,866	(520)	26,071
Redeemable noncontrolling interests in equity of subsidiary	—	—	575	—	575
Equity / Attributed net assets	8,062	261	6,565	—	14,888
Noncontrolling interests in equity of subsidiaries	4,097	—	23	—	4,120
Total liabilities and equity	$32,540	1,605	12,029	(520)	45,654

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,159	—	—	2,159
Formula 1 revenue	—	—	501	501
Other revenue	—	216	—	216
Total revenue	2,159	216	501	2,876
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	663	—	—	663
Programming and content(1)	135	—	—	135
Customer service and billing(1)	127	—	—	127
Other(1)	58	—	—	58
Cost of Formula 1 revenue	—	—	398	398
Subscriber acquisition costs	89	—	—	89
Other operating expenses(1)	66	142	—	208
Selling, general and administrative(1)	374	24	47	445
Impairment, restructuring and acquisition costs	(137)	—	—	(137)
Depreciation and amortization	150	19	99	268
	1,525	185	544	2,254
Operating income (loss)	634	31	(43)	622
Other income (expense):
Interest expense	(123)	(6)	(29)	(158)
Share of earnings (losses) of affiliates, net	(70)	8	14	(48)
Realized and unrealized gains (losses) on financial instruments, net	86	(1)	70	155
Unrealized gains (losses) on intergroup interests	22	1	(23)	—
Other, net	8	1	4	13
	(77)	3	36	(38)
Earnings (loss) from continuing operations before income taxes	557	34	(7)	584
Income tax (expense) benefit	(125)	(9)	78	(56)
Net earnings (loss)	432	25	71	528
Less net earnings (loss) attributable to the noncontrolling interests	95	—	16	111
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	—	—
Net earnings (loss) attributable to Liberty stockholders	$337	25	55	417

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	2	—	—	2
Other	2	—	—	2
Other operating expenses	7	—	—	7
Selling, general and administrative	31	3	7	41
Stock compensation expense	$50	3	7	60

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$1,874	—	—	1,874
Formula 1 revenue	—	—	24	24
Other revenue	—	11	—	11
Total revenue	1,874	11	24	1,909
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	587	—	—	587
Programming and content(1)	110	—	—	110
Customer service and billing(1)	122	—	—	122
Other(1)	47	—	—	47
Cost of Formula 1 revenue	—	—	16	16
Subscriber acquisition costs	48	—	—	48
Other operating expenses(1)	61	24	—	85
Selling, general and administrative(1)	350	—	40	390
Acquisition and restructuring	24	—	—	24
Depreciation and amortization	142	20	104	266
	1,491	44	160	1,695
Operating income (loss)	383	(33)	(136)	214
Other income (expense):
Interest expense	(120)	(6)	(37)	(163)
Intergroup interest (expense) income	(7)	—	7	—
Share of earnings (losses) of affiliates, net	(146)	(1)	(46)	(193)
Realized and unrealized gains (losses) on financial instruments, net	(184)	(1)	5	(180)
Unrealized gains (losses) on intergroup interests	36	(7)	(29)	—
Other, net	4	1	9	14
	(417)	(14)	(91)	(522)
Earnings (loss) from continuing operations before income taxes	(34)	(47)	(227)	(308)
Income tax (expense) benefit	10	9	27	46
Net earnings (loss)	(24)	(38)	(200)	(262)
Less net earnings (loss) attributable to the noncontrolling interests	64	—	—	64
Net earnings (loss) attributable to Liberty stockholders	$(88)	(38)	(200)	(326)

(1) Includes stock-based compensation expense as follows:
Programming and content	7	—	—	7
Customer service and billing	1	—	—	1
Other	2	—	—	2
Other operating expenses	9	—	—	9
Selling, general and administrative	35	(15)	6	26
Stock compensation expense	$54	(15)	6	45

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$470	(34)	78	514
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	299	34	199	532
Stock-based compensation	104	6	13	123
Non-cash impairment and restructuring costs	245	—	—	245
Share of (earnings) loss of affiliates, net	183	(11)	(29)	143
Unrealized (gains) losses on intergroup interests, net	(32)	27	5	—
Realized and unrealized (gains) losses on financial instruments, net	—	(1)	(105)	(106)
Deferred income tax expense (benefit)	(13)	(3)	(85)	(101)
Intergroup tax allocation	2	2	(4)	—
Other charges (credits), net	(2)	3	2	3
Changes in operating assets and liabilities
Current and other assets	(90)	2	(88)	(176)
Payables and other liabilities	(291)	23	326	58
Net cash provided (used) by operating activities	875	48	312	1,235
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(61)	—	(124)	(185)
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Return of investment in equity method affiliates	—	—	38	38
Cash proceeds from sale of investments	—	2	167	169
Cash (paid) received from acquisitions, net of cash acquired	(14)	—	—	(14)
Capital expended for property and equipment, including internal-use software and website development	(164)	(19)	(7)	(190)
Other investing activities, net	4	—	(1)	3
Net cash provided (used) by investing activities	(235)	(17)	(502)	(754)
Cash flows from financing activities:
Borrowings of debt	3,722	72	—	3,794
Repayments of debt	(2,270)	(53)	(190)	(2,513)
Liberty SiriusXM stock repurchases	(243)	—	—	(243)
Subsidiary shares repurchased by subsidiary	(856)	—	—	(856)
Cash dividends paid by subsidiary	(28)	—	—	(28)
Taxes paid in lieu of shares issued for stock-based compensation	(44)	—	(1)	(45)
Proceeds from initial public offering of subsidiary	—	—	575	575
Settlement of intergroup call spread	(384)	—	384	—
Other financing activities, net	5	(4)	(35)	(34)
Net cash provided (used) by financing activities	(98)	15	733	650
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(2)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	542	46	541	1,129
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$1,550	231	2,225	4,006

Cash and cash equivalents	$1,542	168	2,225	3,935
Restricted cash included in other current assets	—	49	—	49
Restricted cash included in other assets	8	14	—	22
Total cash and cash equivalents and restricted cash at end of period	$1,550	231	2,225	4,006

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$268	15	(543)	(260)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	290	35	208	533
Stock-based compensation	112	(12)	12	112
Non-cash impairment and restructuring costs	24	—	—	24
Share of (earnings) loss of affiliates, net	148	(3)	110	255
Unrealized (gains) losses on intergroup interests, net	(67)	(88)	155	—
Realized and unrealized (gains) losses on financial instruments, net	189	10	(20)	179
Deferred income tax expense (benefit)	29	(16)	(47)	(34)
Intergroup tax allocation	(1)	(8)	9	—
Other charges (credits), net	7	3	—	10
Changes in operating assets and liabilities
Current and other assets	204	6	(450)	(240)
Payables and other liabilities	(236)	59	467	290
Net cash provided (used) by operating activities	967	1	(99)	869
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(86)	—	(1)	(87)
Return of investment in equity method affiliates	—	—	105	105
Cash proceeds from sale of investments	—	—	13	13
Cash (paid) received for acquisitions, net of cash acquired	(28)	—	—	(28)
Capital expended for property and equipment, including internal-use software and website development	(149)	(43)	(14)	(206)
Other investing activities, net	(2)	4	(2)	—
Net cash provided (used) by investing activities	(265)	(39)	101	(203)
Cash flows from financing activities:
Borrowings of debt	2,117	196	522	2,835
Repayments of debt	(238)	(37)	(609)	(884)
Intergroup Loan (repayment) borrowing	(750)	—	750	—
Liberty SiriusXM stock repurchases	(69)	—	(69)	(138)
Subsidiary shares repurchased by subsidiary	(399)	—	—	(399)
Reattribution between Liberty SiriusXM Group and Liberty Formula One Group	(608)	—	608	—
Proceeds from Liberty SiriusXM common stock rights offering	754	—	—	754
Cash dividends paid by subsidiary	(33)	—	—	(33)
Taxes paid in lieu of shares issued for stock-based compensation	(44)	—	(2)	(46)
Other financing activities, net	(4)	(4)	(12)	(20)
Net cash provided (used) by financing activities	726	155	1,188	2,069
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(10)	(10)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,428	117	1,180	2,725
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$1,935	329	1,767	4,031

Cash and cash equivalents	$1,924	308	1,767	3,999
Restricted cash included in other current assets	—	8	—	8
Restricted cash included in other assets	11	13	—	24
Total cash and cash equivalents and restricted cash at end of period	$1,935	329	1,767	4,031

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended June 30, 2020 and June 30, 2021, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q20	2Q21
Liberty SiriusXM Group
Operating Income	$383	$634
Depreciation and amortization	142	150
Stock compensation expense	54	50
Impairment, restructuring and acquisition costs(a)	24	(137)
Adjusted OIBDA	$603	$697

Formula One Group
Operating Income	$(136)	$(43)
Depreciation and amortization	104	99
Stock compensation expense	6	7
Adjusted OIBDA	$(26)	$63

Braves Group
Operating Income	$(33)	$31
Depreciation and amortization	20	19
Stock compensation expense	(15)	3
Adjusted OIBDA	$(28)	$53

Liberty Media Corporation (Consolidated)
Operating Income	$214	$622
Depreciation and amortization	266	268
Stock compensation expense	45	60
Impairment, restructuring and acquisition costs(a)	24	(137)
Adjusted OIBDA	$549	$813

(a)	During the three months ended June 30, 2021, SiriusXM recorded insurance recoveries related to the SXM-7 satellite of $140 million and acquisition and restructuring costs of $3 million. During the three months ended June 30, 2020, Sirius XM Holdings recorded $24 million related to costs associated with the termination of the Automatic service and the acquisition of Simplecast. These charges have been excluded from adjusted OIBDA.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) share-based payment expense, (iii) impairment, restructuring and acquisition costs, (iv) legal settlements/reserves and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of the legal settlements and reserves, impairment, restructuring and acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of its normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	June 30,
	2020	2021
($ in millions)
Net income:	$243	$433
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs(a)	24	(136)
Share-based payment expense	52	47
Depreciation and amortization	124	131
Interest expense	102	103
Other income	(4)	(5)
Income tax expense	74	127
Purchase price accounting adjustments:
Revenues	2	—
Operating expenses	(2)	—
Adjusted EBITDA	$615	$700

(a)	During the three months ended June 30, 2021, SiriusXM recorded insurance recoveries related to the SXM-7 satellite of $140 million and acquisition and restructuring costs of $3 million. During the three months ended June 30, 2020, Sirius XM Holdings recorded $24 million related to costs associated with the termination of the Automatic service and the acquisition of Simplecast. These charges have been excluded from adjusted EBITDA.

SCHEDULE 3

Beginning January 1, 2021, F1 began reclassifying certain components previously reported in Other F1 revenue into Primary F1 revenue to better align with the way it currently evaluates the business. In addition, broadcasting revenue was renamed media rights revenue. The more significant components that were reclassified into Primary F1 revenue include fees for F1 TV subscriptions, fees for licensing commercial rights for Formula 2 and Formula 3 races, fees for the origination and support of program footage, fees for broadcast rights for Formula 2 and Formula 3 races and fees for advertising rights on Formula 1’s digital platforms.

For comparative purposes, the following table provides additional detail on Primary Formula 1 revenue calculated in accordance with the revenue reclassification for the years ended December 31, 2019 and December 31, 2020.

	2019		2020

	amounts in millions
	Previous Reporting	Reclassified	Previous Reporting	Reclassified
Race promotion revenue	$608	$644	$132	$149
Media rights (formerly broadcasting fees)	759	795	636	671
Sponsorship fees	297	311	196	209
Primary Formula 1 revenue	$1,664	$1,750	$964	$1,029
Other Formula 1 revenue	358	272	181	116
Total Formula 1 revenue	$2,022	$2,022	$1,145	$1,145